Exhibit 21.1

LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

Company Name	Jurisdiction of Incorporation

Myriad Genetic Laboratories, Inc.	Delaware

Myriad Therapeutics, Inc.	Delaware

Myriad RBM, Inc.	Delaware

Myriad Crescendo, Inc.	Delaware

Myriad GmbH	Germany

Myriad Services GmbH	Germany

Myriad Genetics Espana SL	Spain

Myriad Genetics SAS	France

Myriad Genetics S.r.l.	Italy

Myriad Genetics GmbH	Switzerland

Myriad Genetics LTD	Great Britain

Myriad Genetics Canada Ltd	Canada

Myriad Genetics B.V.	Netherlands

Each of the subsidiaries is wholly-owned by Myriad Genetics, Inc., a Delaware corporation.